EXHIBIT 10.1

MASTER LOAN PURCHASE AND SERVICING AGREEMENT
Dated as of September 11, 2015

STONEGATE MORTGAGE CORPORATION,
as Seller
and
GUARANTY BANK,

as Purchaser

Residential FHA Mortgage Loans

-ii-

TABLE OF CONTENTS

Page
ARTICLE I    BASIC AGREEMENT                            1

1.	Basic Agreement 1
2.Purchase Price                                        1
3.Closing                                        1
ARTICLE II    DEFINITIONS                                2
ARTICLE III    ADDITIONAL TERMS                            10

1.	Conveyance of Mortgage Loans 10
2.Delivery of Mortgage Loans and Collateral Files                    11

3.	Amounts Received on the Mortgage Loans; Aggregate Principal Balance of

4.	Mortgage Loans 12
5.Representations and Warranties of Seller                        12
6.Representations and Warranties Regarding Individual Mortgage Loans        14
3.6    Events of Default                                    19

1.	Repurchase; Remedies 20
2.Representations and Warranties of Purchaser                        21
3.Indemnification of Purchaser                                23
4.Community Reinvestment Act of 1977                        23
5.Notices to Third Parties                                23
6.Relationship with Servicer                                23
ARTICLE IV    MISCELLANEOUS PROVISIONS                        24

1.	Amendment 24
2.Governing Law                                    24
3.Arbitration                                        24
4.Notices                                        25
5.Successors and Assigns                                25
6.Headings                                        25
7.Counterparts                                        25
8.Severability                                        25
9.Further Assurances                                    26
4.10    Modification of Agreement; Binding Effect; Setoff                    26

EXHIBITS

EXHIBIT A    FORM OF LOST NOTE AFFIDAVIT
EXHIBIT B    SELLER’S WIRE INSTRUCTIONS-SETTLEMENT FUNDING
EXHIBIT C    CONTENTS OF COLLATERAL FILE
EXHIBIT D    CONTENTS OF SERVICING FILE
EXHIBIT E    FORM OF SERVICER NOTICE
EXHIBIT F    POWER OF ATTORNEY

MASTER LOAN PURCHASE AND
SERVICING AGREEMENT

THIS MASTER LOAN PURCHASE AND SERVICING AGREEMENT for residential FHA-insured mortgage loans, dated as of September 11, 2015, between Guaranty Bank, FSB, a federally chartered savings bank (“Purchaser”), whose address is 4000 W. Brown Deer Road, Brown Deer, WI 53209 and Stonegate Mortgage Corporation, an Ohio corporation, as seller (“Seller”), whose address is 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240 (sometimes hereinafter individually a “Party” or collectively the “Parties”).

WHEREAS, Seller currently services and intends to effect an early buyout of certain fixed-rate, fully amortizing FHA-insured residential mortgage loans currently in Ginnie Mae mortgage-backed securities;

WHEREAS, simultaneously with such early buyout of the Mortgage Loans, Seller wishes to sell the Mortgage Loans to Purchaser on a servicing retained basis;

WHEREAS, Purchaser wishes to buy the Mortgage Loans and to have the Servicer service, and the Subservicer subservice, the related Mortgage Loans as so indicated on the Loan Purchase Data File, but on its behalf;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
BASIC AGREEMENT
1.Basic Agreement. From time to time in accordance with the terms hereof and the Guide, Seller may offer to sell Mortgage Loans to Purchaser on the relevant Settlement Date on a servicing retained basis, with servicing provided by or on behalf of the Servicer to Seller and Purchaser in accordance with the terms hereof and of the Servicing Agreement. Purchaser may accept or reject any such offer in its sole and absolute discretion and in accordance with the terms of the Guide. Seller shall compensate the Subservicer for the performance of its servicing and administrative duties in accordance with the terms hereof and the terms of the Servicing Agreement.

2.Purchase Price. Purchaser shall pay to Seller the Purchase Price on the Settlement Date by wire transfer thereof to the account as designated on Exhibit B attached hereto in exchange for delivery of the Collateral Files relating to the purchased Mortgage Loans in accordance with Sections 3.2 and 3.3 hereof.

3.Closing. The closing for each purchase and sale of Mortgage Loans shall take place on the Settlement Date. The closing shall be by telephone, confirmed by letter or wire as the parties shall agree. The closing for the Mortgage Loans to be purchased on each Settlement Date shall be subject to each of the following conditions precedent:

(a)Seller shall have delivered to Purchaser a Loan Purchase Data File as required by the Guide;

(b)all of the representations and warranties of each party under this Agreement shall be true and correct as of the Settlement Date and no Default or Event of Default shall have occurred and be continuing;

(c)each of Purchaser and Seller shall have performed their respective obligations under this Agreement and the other Purchase Documents required to be performed prior to the Settlement Date;

(d)Purchaser shall have received an executed Bailee Letter from each relevant Seller Custodian, in form and substance satisfactory to Purchaser;

(e)Purchaser shall have received an executed Servicer Notice from Subservicer;

(f)Seller shall have executed and delivered a Power of Attorney to Purchaser;

(g)Purchaser shall have received a Trust Receipt from each relevant Custodian with respect to the relevant Mortgage Loans; and

(h)Purchaser shall have paid the Purchase Price to Seller by wire transfer of immediately available funds to the account designated by Seller and Seller shall deliver to Purchaser an original bill of sale and notice of receipt and release (the “Confirmation Documentation”) and shall deliver a copy thereof to each Seller Custodian.

ARTICLE II
DEFINITIONS
Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Act”: The National Housing Act of 1934, as amended.

“Agreement”: This Master Loan Purchase and Servicing Agreement, including all exhibits and annexes hereto or incorporated herein, and all amendments hereof and supplements hereto, including the Guide.

“Aggregate Pool Principal Balance”: The aggregate unpaid principal balance, as of the applicable Cut-off Date, of the Mortgage Loans delivered pursuant to the relevant Commitment Letter and this Agreement.

“Appraised Value”: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the related Mortgage Loan at the time of origination of the related Mortgage Loan by a qualified appraiser.

“Assignment of Mortgage”: With respect to any Mortgage Loan, an assignment of the related Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment and pledge of the related Mortgage or, in the case of a MERS Mortgage Loan, a confirmed electronic transmission to MERS, identifying a transfer of ownership of the related Mortgage to Purchaser or its designee.

“Bailee Letter”: With respect to each relevant Seller Custodian, a bailee letter from Seller and such Seller Custodian in favor of Purchaser that provides that upon payment by Purchaser to Seller of the Purchase Price as described in Section 1.3, Seller’s interest in such Mortgage Loans and the related Mortgage Files shall be deemed released and such Seller Custodian shall thereupon be deemed to act as Custodian for Purchaser, which letter shall be in the form mutually agreed by Seller and Purchaser.

“Bankruptcy Loan”: Any mortgage loan with respect to which a proceeding shall have been instituted prior to the Settlement Date in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Mortgagor under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Mortgagor or for the Mortgaged Property.

“Business Day”: Any day which is not (i) a Saturday, (ii) a Sunday, (iii) a day on which banking institutions in Wisconsin are permitted or required by law or executive order to be closed or (iv) a day on which the Federal Reserve Bank of New York is closed.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral File”: The mortgage submission package pertaining to a particular Mortgage Loan and including the documents set forth in Exhibit C related thereto; provided, that, if any of the documents referred to in Exhibit C has been delivered to Servicer, Subservicer or their respective designees for the purpose of servicing a Mortgage Loan, then the related Collateral File shall contain, in lieu of such documents, a copy of the related trust receipt (or a copy of the related request for release of documents or related bailee letter) from Servicer, Subservicer or their respective designees or the relevant Seller Custodian.

“Commitment Letter”: A commitment letter from Purchaser to Seller in the form of Exhibit D to the Guide.

“Condemnation Proceeds”: All awards or settlements in respect of a taking of a Mortgaged Property, whether partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan documents.

“Confidential Information”: Any non-public written information or data provided to or disclosed by one Party to the other Party or on its behalf, either directly or indirectly, by any medium whatsoever, including, without limitation, any business information, trade or business services, financial information, legal information, licenses, ideas, concepts, know how, techniques, strategies, specifications, flow-charts, data, computer programs, marketing plans, customer names, employee data, customer files or customer data that are identified as secret, confidential and/or proprietary to the other Party or a third party to whom either or both Parties have a duty of confidentiality.

“Confirmation Documentation”: As defined in Section 1.3(h) above, which shall be in the form mutually agreed by Seller and Purchaser.

“Custodial Agreement”: The Bi-Party Custodial Agreements by and between Purchaser and the Seller Custodians pursuant to which Seller Custodians agree to act as Custodian of the Mortgage Files on behalf of Purchaser.

“Custodian”: Each custodian under a Custodial Agreement, or any successor.

“Cut-off Date”: As provided in the relevant Commitment Letter.

“Debenture Rate”: For purposes of calculating a claim shall be the monthly average yield, for the month in which the default on the mortgage occurred, on United States Treasury Securities adjusted to a constant maturity of 10 years, and as provided in the relevant Commitment Letter.

“Debenture Interest Advance”: The amount of debenture interest funded by Purchaser as provided in the relevant Commitment Letter calculated as the aggregate accrued interest at the respective Debenture Rate under applicable FHA Regulations for the period from the 61st day of delinquency through the Settlement Date.

“Default”: An Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Due Date”: With respect to any Mortgage Loan, any date on which the related scheduled payment of principal and interest thereon is due, as set forth in the related Mortgage Note, exclusive of any days of grace.

“Event of Default”: The meaning set forth in Section 3.6 hereof.

“FHA”: The Federal Housing Administration, which is a subdivision of HUD, or any successor, including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Claim Proceeds”: The amount of insurance proceeds received from FHA under FHA Insurance in the event of a default with respect to an FHA Mortgage Loan.

“FHA Claim Settlement Amount”: The remainder of (i) the sum of the Purchase Price plus the aggregate accrued interest calculated at the Pass-through Rate, minus (ii) the sum of the aggregate interest paid by Seller to Buyer at the Mortgage Loan Remittance Rate plus the FHA Claim Proceeds.

“FHA Insurance”: An insurance policy granted by FHA with respect to each FHA Mortgage Loan under the applicable section of the Act.

“FHA Mortgage Loan”: At any time, any Mortgage Loan that is subject to FHA Insurance and eligible for reimbursement thereunder.

“FHA Regulations”: The regulations promulgated by HUD under the Act, codified in 24 Code of Federal Regulations and other HUD written interpretative issuances, which in each case relate to FHA Mortgage Loans, including, without limitation, related handbooks, circulars, notices and mortgagee letters, all as may be amended from time to time.

“Foreclosure Loan”: Any mortgage loan with respect to which a foreclosure sale has occurred on or prior to the Settlement Date.

“Four-Year Loan”: Any Mortgage Loan that remains subject to this Agreement for more than four years.

“Ginnie Mae”: The Government National Mortgage Association and its successors.

“Guide”: Purchaser’s eligibility criteria, policies, procedures and requirements for the purchase of Loans, including, without limitation, the Guaranty Bank FHA Purchase Sellers Guide, as the same may be amended from time to time in accordance with Section 4.10, which Guide is incorporated into this Agreement by reference.

“HUD”: The United States Department of Housing and Urban Development and its successors.

“Insurance Proceeds”: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property, including any FHA Claim Proceeds.

“Liquidation Proceeds”: Amounts received in connection with the partial or complete liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise.

“Loan Purchase Data File”: The schedule of Mortgage Loans attached to the Confirmation Documentation containing the fields required by the Guide.

“Losses”: As defined in Section 3.9 of this Agreement.

“Material Adverse Effect”: shall mean a material adverse effect on (a) the property, business, operations, condition (financial or otherwise) or prospects of Seller, Servicer, or any Subservicer, (b) the ability of Seller, Servicer, or any Subservicer to perform its obligations under any of the Purchase Documents to which it is party, (c) the validity or enforceability of any of the Purchase Documents, (d) the rights and remedies of Buyer under any of the Purchase Documents, (e) the timely payment of any amounts payable under the Purchase Documents, or (f) the Mortgage Loans taken as a whole.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Loan”: Any Mortgage Loan registered with MERS on the MERS System.

“MERS System”: The system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment”: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

“Mortgage”: The mortgage, deed of trust, deed to secure debt or other instrument of security creating a first lien on, or a first priority ownership interest in, the real property securing a Mortgage Note.

“Mortgage File”: With respect to each Mortgage Loan, the Collateral File and the Servicing File, referred to collectively.

“Mortgage Interest Rate”: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, as may be modified in accordance with applicable FHA Regulations.

“Mortgage Loan”: An FHA Mortgage Loan that is the subject of this Agreement, as identified on the Loan Purchase Data File, including, without limitation, the Mortgage File, Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, all escrow accounts and all other rights (other than the servicing rights), benefits, proceeds and obligations arising from or in connection with such Mortgage Loan; provided, that “Mortgage Loan” shall not include any mortgage loan (i) which is a Foreclosure Loan or (ii) for which the related Mortgaged Property as of the Settlement Date is damaged or is subject to damage (other than de minimis damage) by fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage would adversely affect (x) the value or marketability of such Mortgage Loan or Mortgaged Property, (y) the eligibility of the related Mortgage Loan for the applicable FHA Insurance or (z) the full principal recovery of the insurance or guaranty benefits under the applicable the FHA Insurance or the conveyance of the related Mortgaged Property in accordance with applicable FHA Regulations.

“Mortgage Loan Remittance Rate”: With respect to a Mortgage Loan, the interest rate utilized to calculate the interest payment payable to Purchaser on each remittance date relating to such Mortgage Loan, as set forth in the Commitment Letter.

“Mortgage Note”: With respect to a Mortgage Loan, the original executed note or other evidence of indebtedness evidencing the indebtedness of the related Mortgagor under the related Mortgage Loan.

“Mortgaged Property”: The underlying property, including real property and improvements thereon, securing a Mortgage Loan.

“Mortgagor”: The obligor or obligors under a Mortgage Note (including without limitation, any guarantor with respect to obligations under such Mortgage Note).

“Non-Public Personal Information”: Any personal consumer information for each Mortgagor (including, without limitation, the names, addresses and social security numbers of the Mortgagors) that either Party receives from the other Party in connection with the implementation of the terms and conditions of this Agreement, or as otherwise specifically permitted under the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6801 et seq.) or its implementing regulations (“Gramm-Leach-Bliley”).

“OCC”: The Office of the Comptroller of the Currency.

“Pass Through Rate”: The agreed upon rate of interest that Seller is required to pay on the Purchase Price of each Mortgage Loan (less any Principal Prepayment) from and after the Settlement Date, as specified in the relevant Commitment Letter.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Power of Attorney”: A power of attorney in the form attached hereto as Exhibit F.

“Prime Rate” shall mean the minimum interest rate charged by a commercial bank on short term business loans to large, best rated customers or corporations.

“Principal Prepayment”: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Purchase Documents”: This Agreement, the Guide, the Servicing Agreement, the Servicer Notice, the Confirmation Documentation, the Power of Attorney, the Custodial Agreement, the Commitment Letters, the Assignments of Mortgage, the Bailee Letters and each other document, instrument or agreement executed by Seller in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Purchase Price”: The amount equal to the sum of (a) the product of (i) the Purchase Price Percentage and (ii) the Aggregate Pool Principal Balance, plus (b) with respect to each Mortgage Loan, the Debenture Interest Advance.

“Purchase Price Percentage”: 100% of the Aggregate Pool Principal Balance as of the Settlement Date, or par.

“Repurchase Price”: With respect to any Mortgage Loan, the sum of (i) the Purchase Price less any Principal Prepayments plus (ii) the aggregate accrued interest at the Pass Through Rate minus (iii) the aggregate accrued interest at the Mortgage Loan Remittance Rate plus (iv) the Debenture Interest Advance.

“Seller Custodian”: With respect to each Mortgage Loan, the custodian holding the related Collateral File on behalf of Seller on the relevant Settlement Date.

“Servicer”: Seller, in its capacity as servicer of the Mortgage Loans hereunder.

“Servicer Notice”: A servicer notice in the form attached hereto as Exhibit E.

“Servicing Agreement”: That certain Subservicing Agreement by and between Servicer and Subservicer, in the event a Subservicer is employed by the Servicer.

“Servicing File”: Any and all documents customarily retained in a servicing or origination file, including, but not limited to, those documents listed on Exhibit D to this Agreement pertaining to any Mortgage Loan.

“Settlement Date”: As provided in the relevant Commitment Letter or such other date as may be agreed upon in writing by the parties.

“Subservicer”: That certain named Subservicer as subservicer under the Servicing Agreement, in the event a subservicer is employed by the Servicer.

“Three-Year Loan”: Any Mortgage Loan that remains subject to this Agreement for more than three years.

“Two-Year Loan”: Any Mortgage Loan that remains subject to this Agreement for more than two years.

“Uncovered Losses”: Mortgagor default losses on a Mortgage Loan that are attributable to any and all losses associated with the liquidation of the Mortgage Loan, including, but not limited to, standard FHA claim disallowances and any reduction or curtailment of any payment of principal, interest or fees, costs or expenses otherwise payable by the under the applicable FHA Insurance (including without limitation, FHA Claim Proceeds).

ARTICLE III
ADDITIONAL TERMS
For the purposes of this Agreement, Seller and Purchaser agree to the following additional terms and conditions:

1.Conveyance of Mortgage Loans.

(a)On the Settlement Date, upon the payment of the Purchase Price by Purchaser, Seller does hereby sell, transfer, assign, set over and convey to Purchaser, without recourse, free and clear of any liens, security interests or other encumbrances, but subject to the terms of this Agreement, all right, title and interest in and to the Mortgage Loans other than servicing rights related thereto, which shall be retained by the Servicer subject to the terms hereof. From and after the Settlement Date, the ownership of each Mortgage Loan, including the related Mortgage Note, the related Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith other than the servicing rights related thereto, which shall be retained by the Seller subject to the terms hereof and the Servicing Agreement, shall be vested in Purchaser. From the Settlement Date, all rights other than the servicing rights related thereto, which shall be retained by Seller subject to the terms hereof and of the Servicing Agreement, arising out of the Mortgage Loans including, but not limited to, all funds received after the Cut-off Date on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or that come into the possession of Seller, shall be received and held by Seller in trust for the benefit of Purchaser as the owner of the Mortgage Loans.

(b)Upon the payment of the Purchase Price, each Seller Custodian will hold the Collateral Files solely for and on behalf of Purchaser pursuant to the relevant Custodial Agreement and subject to the exclusive direction and control of Purchaser. Each Seller Custodian shall update its records to reflect ownership by Purchaser and the Mortgage Loans shall be segregated from Seller’s Mortgage Loans.

(c)Within three (3) Business Days following the Settlement Date, Seller’s books and records for the Mortgage Loans shall be appropriately identified to clearly reflect the sale of the Mortgage Loans to Purchaser and Purchaser’s ownership of the Mortgage File. Seller shall cause Servicer to transfer all escrow balances into segregated accounts held in Trust for Purchaser and for the benefit of the Mortgagor.

(d)Within three (3) Business Days following the Settlement Date, Seller shall notify FHA of the mortgagee of record in the name of Purchaser as mortgagee holder of record of the Mortgage Loans and shall confirm such notification with Purchaser.

(e)Each of Purchaser and Seller shall provide to any supervisory agents or examiners that regulate such Person, including but not limited to, the OCC, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to such Person, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

2.Delivery of Mortgage Loans and Collateral Files.

(a)At least ten (10) Business Days prior to the Settlement Date, each Custodian shall provide Purchaser with a data file listing all documents held by such Custodian in its capacity as Seller Custodian with respect to each Mortgage Loan listed on the relevant Loan Purchase Data File. Seller, Purchaser and each Custodian shall agree to the form and content of such data file, but such data file shall at a minimum contain a listing of any exceptions that such Custodian would be required to list as an exception on a Trust Receipt issued in accordance with the relevant Custodial Agreement. At least one Business Day prior to the Settlement Date, Seller shall cause an executed Request for Release of Documents (HUD Form 11708) to effectuate the repurchase of each Mortgage Loan from the applicable Ginnie Mae MBS pool to be delivered to the relevant Seller Custodians. On the Settlement Date, each Custodian shall deliver to Purchaser a Trust Receipt in accordance with the terms of the relevant Custodial Agreement with respect to the documents held by such Custodian on behalf of Purchaser.

(b)Purchaser may, at its option and without notice to Seller, purchase the Mortgage Loans without conducting any partial or complete examination thereof. The fact that Purchaser, its designee or any Custodian has conducted or has failed to conduct any partial or complete examination of the Collateral Files shall not affect Purchaser’s (or any of its successors) rights to demand repurchase, indemnity or other relief as provided herein.

(c)With respect to each Mortgage Loan, Seller shall at Seller’s expense prepare or ensure the preparation of, in recordable form, all Assignments of Mortgage necessary to assign such Mortgage Loans to Purchaser, or its designee. In connection with the transfer of any MERS Loan, Seller agrees that within three (3) Business Days after the Settlement Date it will cause, at Seller’s expense, the MERS System to indicate that the related Mortgage Loans have been assigned by Seller to Purchaser in accordance with this Agreement. Within one (1) Business Day after it receives notice of completion from MERS, Seller shall provide written evidence of the ownership status change to Purchaser.

(d)Except as otherwise set forth herein or in any Commitment Letter, Seller and Purchaser shall each bear their own costs and expenses in connection with the purchase and sale of the Mortgage Loans including, without limitation, the legal fees and expenses of their respective attorneys and any due diligence expenses. Notwithstanding the foregoing, Seller shall bear any and all costs and expenses incurred in connection with transferring title to the Mortgage Loans from Seller to Purchaser, including, without limitation, any reasonable out of pocket preparation costs and recordation fees for the Assignments of Mortgages, and any expenses related to the transfer of servicing.

(e)Seller acknowledges that Purchaser generally will not purchase Mortgage Loans for which a document exception would be noted on the Trust Receipt by the relevant Custodian. If, however, Purchaser chooses to proceed with the purchase of a Mortgage Loan notwithstanding any such exception, Seller shall have 120 days (or such shorter period as Purchaser may specify when it agrees to purchase such Mortgage Loan) to cure such defect. If the Seller does not cure such defect within such timeframe, then at Purchaser’s request, Seller shall repurchase such Mortgage Loan at the Repurchase Price.

3.Amounts Received on the Mortgage Loans; Aggregate Principal Balance of Mortgage Loans; Proceeds and Repurchase Amount.

(a)With respect to each Mortgage Loan, Purchaser shall be entitled to, and Seller shall pay (or shall cause Subservicer to pay directly to Purchaser) (i) the principal portion of all Monthly Payments collected with respect such Mortgage Loan after the Cut-off Date, (ii) all other recoveries of principal collected with respect to such Mortgage Loan after the Cut-off Date, and (iii) interest at the Mortgage Loan Remittance Rate. The unpaid principal balance of a Mortgage Loan as of the Cut-off Date is determined after application of payments of principal collected on such Mortgage Loan on or before the Cut-off Date, together with any unscheduled Principal Prepayments collected thereon prior to the Cut-off Date.

(b)With respect to each Mortgage Loan, Purchaser shall be entitled to, and Seller shall pay (or shall cause Subservicer to pay directly to Purchaser): (i) in the case of a [Part A FHA Claim], the FHA Claim Proceeds and the FHA Claim Settlement Amount, (ii) any payments required in accordance with the provisions of Section 3.13 of this Agreement and (iii) in the case of a loan repurchased by Seller, the Repurchase Price. Following the payment to Purchaser of the amounts required pursuant to this Section 3.3(b), provided that no Event of Default has occurred and subject to the other terms of this Agreement, Purchaser shall take whatever actions are reasonably necessary to re-assign to Seller the rights to any further FHA Claim Proceeds with respect to the relevant Mortgage Loan.

(c)Any payments required under this Agreement shall be accomplished by wire transfer of immediately available funds into the following account (unless Purchaser shall have designated otherwise in writing):

Bank Name:         Guaranty Bank
ABA#:            164700130471
Account Name:     275071288
Attn:            GBO (Nancy Schloemer)
Credit to:         Warehouse Wire In Clearing
Phone:            414-362-4002

4.Representations and Warranties of Seller.
As of each Settlement Date and at all times while Purchaser owns any Mortgage Loans hereunder, Seller hereby represents and warrants to Purchaser as follows:

(a)Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Seller has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located, to the extent necessary to ensure the enforceability of each Mortgage Loan;

(b)Immediately preceding the payment of the Purchase Price, Seller is the sole beneficial owner of the Mortgage Loans and the related servicing rights and has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement, the Servicing Agreement and the other Purchase Documents, and to conduct its business as presently conducted. Seller has duly authorized the execution, delivery and performance of this Agreement, the other Purchase Documents and all other instruments, documents and agreements contemplated hereby, has duly executed and delivered this Agreement, and all other instruments, documents and agreements contemplated hereby, and this Agreement and the other Purchase Documents (assuming due authorization, execution and delivery by the parties thereto other than Seller) is binding upon and enforceable against Seller, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and to the application of equitable principles in any proceeding, whether at law or in equity;

(c)Neither the execution and delivery of this Agreement and the other Purchase Documents, the sale of the Mortgage Loans to Purchaser as contemplated herein, the servicing of the Mortgage Loans hereunder or under the Servicing Agreement nor the consummation of the transactions contemplated hereby will conflict with any of the terms, conditions or provisions of Seller’s organizational documents, or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which Seller is a party or which may be applicable to Seller or any of its properties or assets, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or any of its properties or assets (including without limitation the Mortgage Loans) is subject, or impair the ability of Purchaser to realize on any Mortgage Loan or the related FHA Insurance;

(d)Seller is not in violation of any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency or authority, or any tax, licensing, accounting or regulatory body or other body having jurisdiction over Seller or any of its properties or assets, which violation might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(e)Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement and the other Purchase Documents. Seller is solvent and the sale of the Mortgage Loans will not cause Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors;

(f)Seller has been servicing and causing Subservicer, if any, to subservice such Mortgage Loans in accordance with the Servicing Agreement and accepted servicing practices prior to the Cut-off Date;

(g)Immediately preceding the payment of the Purchase Price for the Mortgage Loans, Seller was the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and owned the related servicing rights as indicated on the Loan Purchase Data File, subject to no claims, liens, pledges or interests of any other Person;

(h)There are no actions or proceedings against, or investigations of, Seller pending, or to Seller’s knowledge, threatened before any court, administrative or other tribunal that might prohibit or materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement and the other Purchase Documents;

(a)No consent, approval, authorization or order of any court or governmental agency or authority, or any tax, licensing, accounting or regulatory body or other body, is required for the execution, delivery and performance by Seller of, or compliance by Seller with, this Agreement and the other Purchase Documents or the sale of the Mortgage Loans and delivery of the Collateral Files to Purchaser (or the relevant Custodian on its behalf) as evidenced by, or the consummation of, the transactions contemplated by this Agreement and the other Purchase Documents, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Settlement Date and except for any notice required to be given to FHA pursuant to the applicable FHA Regulations;

(b)The consummation of the transactions contemplated by this Agreement and the other Purchase Documents are in the ordinary course of business of Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Seller pursuant to this Agreement and the other Purchase Documents are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)Seller is registered and in good standing with MERS;

(d)Seller is an FHA approved mortgagee and a Ginnie Mae approved lender. Seller is also approved by Fannie Mae as an approved lender or Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of HUD pursuant to Sections 203 and 211 of the Act. In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur that would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant agency or to HUD or the FHA. Should Seller for any reason cease to possess all such applicable approvals, or should notification to the relevant agency or to HUD or FHA be required, Seller shall so notify Purchaser immediately in writing; and

(e)Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation from Purchaser in connection with the sale of the Mortgage Loans.

(f)No Default or Event of Default has occurred.
5.Representations and Warranties Regarding Individual Mortgage Loans.

As of each Settlement Date and at all times while this Agreement is in force and effect or Purchaser owns any Mortgage Loans (or related real-estate owned properties) hereunder, Seller hereby represents and warrants to Purchaser as follows with respect to each Mortgage Loan:

(a)The information set forth in the Loan Purchase Data File is complete, true and correct in all material respects;

(b)With respect to each Mortgage Loan, the FHA Insurance is in full force and effect. All necessary steps have been taken to keep such insurance valid, binding and enforceable as of the Settlement Date and such FHA Insurance is the binding, valid and enforceable obligation of the FHA as of the Settlement Date to the full extent thereof, without surcharge, set-off or defense, and all actions that are necessary to ensure that such FHA Insurance remains so valid, binding and enforceable have been taken;

(c)There is no valid offset, defense or counterclaim to any Mortgage Note, nor will the operation of any of the terms of any Mortgage Note and the related Mortgage, or the exercise of any right thereunder, render such Mortgage Note or the related Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Mortgage or Mortgage Note. There are no defenses, counterclaims, or rights of setoff, or other facts or circumstances affecting the eligibility of the Mortgage Loans for insurance by an insurer, or affecting the validity or enforceability of any mortgage insurance or mortgage guaranty with respect to the Mortgage Loan as a result of any act, error or omission of Seller or of any other Person including, but not limited to, the FHA insurance. The related FHA policy calls for the assignment of the Mortgage Loan to FHA as opposed to the co-insurance option. The entire amount of the insurance premium has been paid to FHA in accordance with the FHA Regulations and no portion of such premium is shared with or by Seller or, if the monthly premium option has been chosen for such Mortgage Loan, all such premiums due on or before the related Purchase Date have been duly and timely paid.;

(d)Each Mortgage Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury laws, truth- in-lending laws, consumer protection laws, licensing laws and regulations, real estate settlement procedures laws, predatory lending laws, abusive lending laws, and equal credit opportunity and disclosure laws, in each case as amended;

(e)Each Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the related Mortgagor enforceable against such Mortgagor by the mortgagee in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’

rights generally. All parties to each Mortgage Note and the related Mortgage had full legal capacity to execute all Mortgage Loan documents and to convey the estate purported to be conveyed by such Mortgage, and each Mortgage Note and Mortgage have been duly and validly executed by such parties;

(f)No Mortgage Loan is a (A) Foreclosure Loan or (B) mortgage loan whose related Mortgaged Property is, as of the Settlement Date, either damaged, or subject to damage (other than de minimis damage), by fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage could adversely affect (i) the value or marketability of such mortgage loan or Mortgaged Property, (ii) the eligibility of the related Mortgage Loan for FHA Insurance, or (iii) the full principal and interest recovery of the insurance or guaranty benefits under FHA Insurance or the conveyance of the related Mortgaged Property in accordance with FHA Regulations);

(g)Neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans;

(h)The origination, servicing and collection practices used by Seller, Servicer, Subservicer and, to the best of Seller’s knowledge, any prior originator or servicer since origination with respect to each Mortgage Note and Mortgage (including, without limitation, the establishment, maintenance and servicing of escrow accounts and escrow payments, if any), have complied with applicable state and federal law, FHA Regulations, Ginnie Mae requirements and regulations and the documents relating to the related Mortgage Loan;

(i)To the best of Seller’s knowledge, the prior servicing of the escrow accounts and escrow payments for each Mortgage have complied with applicable state and federal law, FHA Regulations, generally accepted servicing practices and the provisions of the related Mortgage Note and Mortgage.
(j)Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property subject to the related Mortgage, directly or indirectly, for the payment of any amount required by a Mortgage Loan;

(k)Except as disclosed on the Loan Purchase Data File (including without limitation any payment default based on the delinquency status of the Mortgage Loan), or except as provided in paragraph (u) below, there is no other default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and, to the best of Seller’s knowledge, there is no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration. Except as provided in paragraph (u) below, no such default, breach, violation or event of acceleration has been waived by Seller or, to the best of Seller’s knowledge, by any other entity involved in originating or servicing a Mortgage Loan;

(l)To the best of Seller’s knowledge, there is no delinquent tax or assessment lien against any Mortgaged Property;

(m)To the best of Seller’s knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property;

(n)Seller has complied in all material respects with all rules and procedures of MERS in connection with all Mortgage Loans registered with MERS;

(o)Each Mortgage has not been satisfied, canceled or subordinated, in whole or, except as permitted under FHA Regulations, in part, and the related Mortgaged Property has not been released from the lien of the related Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination;

(p)With respect to each Mortgage Loan, the related Mortgage Note contains a customary provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(q)All improvements subject to a Mortgage that were considered in determining the Appraised Value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property (and wholly within the related project, with respect to a condominium unit) and no improvements on adjoining properties encroach upon the related Mortgaged Property except those that are insured against by title insurance;

(r)None of the Mortgage Loans is a loan that, under the Home Ownership and Equity Protection Act of 1994 or any other applicable state, federal or local law in effect at the time of origination of such loan, is referred to as a (1) “high cost,” “covered” loan, “high risk home” or “predatory” loan or (2) any other similar designation if the law imposes greater restrictions, heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees; Each Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to the FHA, or (ii) an ALTA mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to the FHA, issued by a title insurer acceptable to the FHA and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring Seller and its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of the related Mortgage Loan, subject only to (1) the lien of current real property taxes and assessments not yet due and payable, covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (A) referred to or to otherwise considered in the appraisal made for the originator of the related Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Such lender’s title insurance policy affirmatively insures ingress and egress and insures against encroachment by or upon the related Mortgaged Property or any interest therein. No claims have been made under any such lender’s title insurance policy, and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of any such lender’s title insurance policy;

(s)All taxes, governmental assessments, insurance premiums and water, sewer and municipal charges that previously became due and owing with respect to the related Mortgage Loan and Mortgaged Property have been paid. All hazard, flood and other insurance and escrow requirements with respect to the Mortgage Loan and the Mortgaged Property are, and have been maintained, in compliance with all FHA Regulations and FHA Insurance requirements;

(t)The terms of each Mortgage Note and the related Mortgage have not been impaired,

waived, altered or modified in any respect (including any forbearance), except by written instruments (i) which if necessary to maintain the lien priority of such Mortgage, have been recorded in the applicable public recording office and (ii) which complied with FHA Regulations and have been included in the related Collateral File (with the recorded copy to be included promptly following return from the public recording office). The Loan Purchase Data File reflects the terms of any loan modification. No Mortgagor has been released, in whole or in part, from the terms thereof except in connection with any assumption agreement entered into in compliance with FHA Regulations and which is included as part of the related Collateral File;

(u)Each Mortgage is a valid lien on the related Mortgaged Property securing the related Mortgage Note’s original principal balance, subject only to (i) the lien of non- delinquent current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording that are acceptable to mortgage lending institutions generally and either (1) are referred to or otherwise considered in the appraisal made for the originator of the related Mortgage Loan, or (2) do not adversely affect the Appraised Value of the related Mortgaged Property as set forth in such appraisal, and (iii) other matters to which like properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(v)No violation of any environmental law, rule or regulation exists or existed with respect to any Mortgaged Property, and Seller has no reasonable grounds to suspect the presence of any toxic materials or other environmental hazards on, in or that could affect any Mortgaged Property. Neither Seller nor, to the best of Seller’s knowledge, the related Mortgagor has received any notice of any violation or potential violation of any such law, rule or regulation;

(w)No Mortgagor has notified Seller with respect to, and Seller has no knowledge of any relief granted to any Mortgagor under, the Servicemembers Civil Relief Act, as amended, or any similar state or local law or regulation;

(x)To the best of Seller’s knowledge, it is not aware of any error, omission, misrepresentation or fraud in respect of a Mortgage Loan that has taken place on the part of the originator, any prior servicer, any prior mortgagee, Seller, Servicer, Subservicer or any other Person in connection with the origination and servicing of such Mortgage Loan;

(y)None of the Mortgaged Properties are mobile homes. No Mortgage Loan is a Foreclosure Loan on or as of the relevant Settlement Date or a mortgage loan made pursuant to any provisions of the Act other than Sections 203(b) and 234(c);

(aa)    Any lender placed insurance has been placed in accordance with all applicable laws, rules and regulations; and

(bb)    Seller has taken all actions necessary to ensure that the FHA Claim Proceeds will be paid to Purchaser with respect to each such Mortgage Loan no more than twenty-four (24) months after the date hereof, except with respect to Bankruptcy Loans and Mortgage Loans that Seller informed Purchaser on the relevant Loan Purchase Data File are in states for which ordinary course foreclosure processes and procedures may exceed twenty-four (24) months. At all times prior to the payment of such FHA Claim Proceeds, Seller will be and remain responsible for paying all premiums related to the FHA Insurance.

(cc)     No Mortgage Loan is subject to an indemnification to HUD.

(dd)    Seller is an eligible seller in accordance with the requirements of the Guide, including without limitation meeting the financial requirements set forth in the Guide.

The representations and warranties of Seller contained herein shall survive delivery of the Mortgage Loans on the Settlement Date and the transfer of a Mortgage Loan by Purchaser to another Person following the Settlement Date. Moreover, with respect to the representations and warranties set forth in this Agreement which were made to the best knowledge of a Seller, to a Seller’s knowledge or that contained any similar knowledge qualifier, if it is discovered that the underlying fact stated in such representation or warranty with a Seller’s knowledge qualifier omitted is inaccurate, Purchaser shall be entitled to all remedies under this Agreement to which Purchaser would be entitled for breach of representation or warranty, including, without limitation, the rights to indemnification and repurchase set forth in Sections 3.7 and 3.9 of this Agreement, as if the knowledge qualifier were omitted, notwithstanding Seller’s lack of actual knowledge with respect to the inaccuracy of the underlying fact stated in such representation or warranty.

1.Events of Default. If any of the following events (each an “Event of Default”) occur, Bank shall have the rights set forth in Section 3.7 hereof and as otherwise set forth herein and in the other Purchase Documents, as applicable. An Event of Default shall be deemed continuing unless specifically waiver or deemed cured by Purchaser in writing:

(a)Seller, Servicer or Subservicer shall fail to make when due any payment obligations under this Agreement or any other Purchase Document; or

(b)Any representation or warranty made or deemed made by Seller, Servicer or Subservicer in this Agreement or any other Purchase Document shall be inaccurate or incomplete in any respect on or as of the date made or deemed made; or

(c)Seller, Servicer or Subservicer shall default in the observance or performance of any covenant or agreement contained in this Agreement or any other Purchase Document; or

(d)Seller shall default in any payment of principal of or interest on any indebtedness in the aggregate principal amount of five hundred thousand dollars ($500,000) or more without regard for the dollar amount of the defaulted payment, or any other event shall occur, the effect of which is to permit such indebtedness or any portion thereof to be declared or otherwise to become due prior to its stated maturity; or

(e)(1) Seller, Servicer or Subservicer shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Seller, Servicer or Subservicer, or seeking to adjudicate Seller, Servicer or Subservicer a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Seller, Servicer or Subservicer or their respective debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Seller, Servicer or Subservicer or for all or any part of their respective assets, or Seller, Servicer or Subservicer shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against Seller, Servicer or Subservicer any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (3) there shall be commenced against Seller, Servicer or Subservicer any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of the assets of Seller, Servicer or Subservicer that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof; or (4) Seller, Servicer or Subservicer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) Seller, Servicer or Subservicer shall generally not, or shall be unable to, or shall admit in writing its, his, her or their inability to pay its, his, her or their debts as they become due; or one or more judgments or decrees in an aggregate amount in excess of five hundred thousand dollars ($500,000) shall be entered against Seller and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days after the entry thereof; or

(f)For any reason, any Purchase Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any party thereto (other than Purchaser) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(g)Seller, Servicer or Subservicer shall grant, or suffer to exist, any lien on any Mortgage Loan or the servicing rights relating thereto; or

(h)Purchaser shall have determined that a material adverse effect has occurred with respect to Seller, Servicer or Subservicer; or

(i)There shall occur the initiation of any investigation, audit, examination or review of Seller or Servicer by any governmental authority or government-sponsored enterprise or any trade association or consumer advocacy group relating to the origination, sale or servicing of Mortgage Loans by Seller or Servicer or the business operations of Seller or Servicer, with the exception of normally scheduled audits or examinations by Seller’s or Servicer’s regulators, if Purchaser believes that such investigation, audit, examination, or review is likely to result in a Material Adverse Effect; or

(j)Any Mortgage Loan shall become a Four-Year Mortgage Loan.

1.Repurchase; Remedies.

(a)Seller shall give Purchaser immediate notice of the occurrence of any Default or Event of Default. Promptly upon a determination by either Seller or Purchaser that an Event of Default has occurred, the party making the determination shall give written notice of breach to the other party hereto.

(b)Purchaser agrees that, in the event that any Event of Default (other than an Event of Default under Sections 3.6(d), (e), (f) or (g)) arises from acts and/or omissions by the Subservicer, Seller shall have the right, with the written consent and approval of Purchaser, to substitute and/or replace said Subservicer with a Subservicer and a Servicing Agreement acceptable to Seller in its reasonable discretion, and shall be allowed to cure any of the alleged Events of Default within the time specified in in Section 3.7(c) below. Such substitute Subservicer shall meet the requirements set forth in the FHA Regulations and the Guide. Provided that Seller meets the requirements set forth in this Section 3.7(b) and 3.7(c), the necessity for and the action of Seller’s assumption of the Subservicer’s duties and obligations in this regard, and in this Agreement, shall not be deemed an Event of Default.

(c)Following the delivery of notice of breach (as set forth in Section 3.7(a)), Seller shall correct or cure such breach. If Seller has not corrected or cured such breach within thirty (30) days after receipt of notice of any such breach, then Seller shall, at Purchaser’s option, promptly repurchase any affected Mortgage Loan at the Repurchase Price relating to such Mortgage Loan. Seller acknowledges and agrees that any Event of Default arising from a breach of the representations and warranties contained in Section 3.4 hereof shall be deemed to affect all Mortgage Loans for purposes of repurchase hereunder. Any repurchase under this Agreement shall be accomplished by wire transfer of immediately available funds, in an amount equal to the Repurchase Price relating to such Mortgage Loan, into the following account (unless Purchaser shall have designated otherwise in writing):

Bank Name:         Guaranty Bank
ABA#:        164700130471
Account Name:     275071288
Attn:            GBO (Nancy Schloemer)
Credit to:         Warehouse Wire In Clearing
Phone:        414-362-4002

In the event Seller fails to repurchase any Mortgage Loan in accordance with the provisions of this Section 3.7, Purchaser shall have the right to terminate Seller as Servicer and Servicer’s servicing rights, to deal directly with Subservicer or to transfer the servicing to the Purchaser or Purchaser’s subservicer, and to retain all recoveries (including any FHA Claim Proceeds) relating to such servicing rights.

(d)Seller shall have the right, upon request to Buyer, to repurchase at the Repurchase Price any Mortgage Loan that has been modified or become a re-performing Mortgage Loan. In addition to the foregoing, Seller shall have the right, upon request to Buyer, to repurchase at the Repurchase Price any Mortgage Loan immediately prior to the submission under FHA Regulations of a claim for Part A proceeds under FHA Insurance. Seller’s request to Buyer to repurchase any Mortgage Loan under this Section 3.7(d) shall be deemed Seller’s representation and warranty that Seller has a pending sale or re- securitization of, or a pending Part A claim filing with respect to, such Mortgage Loan and that Seller does not intend to retain such Mortgage Loan for its own portfolio.

(e)Upon a repurchase of a Mortgage Loan pursuant to this Agreement (i) the Loan Purchase Data File shall be deemed amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement, (ii) Purchaser shall, at the sole cost and expense of Seller, deliver (or cause the relevant Custodian to deliver) the Collateral File relating to such repurchased Mortgage Loan to Seller and (iii) Purchaser shall, at Seller’s sole cost and expense, execute and deliver such instruments of transfer or assignment as shall be prepared by, and delivered to it by, Seller and necessary to (A) vest in Seller title to such repurchased Mortgage Loan on a servicing retained basis and (B) reassign to Seller all of Purchaser’s right, title and interest in and to the Servicing Agreement with respect to such repurchased Mortgage Loan, including without limitation the FHA Insurance.

2.Representations and Warranties of Purchaser. As of the date hereof and as of the Settlement Date, Purchaser hereby represents and warrants to Seller as follows:

(a)Purchaser is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States of America;

(b)Purchaser has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement, and to conduct its business as presently conducted. Purchaser has duly authorized the execution, delivery and performance of this Agreement and all other instruments documents and agreements contemplated hereby and thereby, has duly executed and delivered this Agreement and all other instruments, documents and agreements contemplated hereby and thereby, and this Agreement (assuming due authorization, execution and delivery by the parties thereto other than Purchaser) is binding upon and enforceable against Purchaser in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and to the application of equitable principles in any proceeding, whether at law or in equity;

(c)Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of Purchaser contained in this Agreement;

(d)There are no actions or proceedings against, or investigations of, Purchaser pending, or to Purchaser’s knowledge, threatened before any court, administrative or other tribunal that might prohibit or materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement;

(e)No consent, approval, authorization or order of any court or governmental agency or authority, or any tax, licensing, accounting or regulatory body or other body, is required for the execution, delivery and performance by Purchaser of, or compliance by Purchaser with, this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Settlement Date;

(f)Purchaser is approved and is in good standing as a mortgagee by FHA under applicable FHA Regulations; and

(g)Purchaser is registered and in good standing with MERS.

The representations and warranties of Purchaser contained herein shall survive delivery of the Mortgage Loans on the Settlement Date.

3.Indemnification of Purchaser. Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for, any and all out-of-pocket liabilities, losses, damages, deficiencies, claims, penalties, fines, costs or expenses, including without limitation reasonable attorneys’ fees and court costs in preparation for or at trial, on appeal or in bankruptcy (“Losses”) incurred by Purchaser to the extent that such Losses result from (i) the non-delivery to Purchaser or the relevant Custodian of any document relating to a Mortgage Loan that is required to be delivered pursuant to this Agreement or the Servicing Agreement in order for the Servicer to properly service or cause the proper servicing of such Mortgage Loan in accordance with the Servicing Agreement, or the delivery to Purchaser or the relevant Custodian of any Mortgage Loan documentation that is incomplete, erroneous or inconsistent with other documentation relating to the related Mortgage Loan and that is required to be complete, correct or consistent with other documentation relating to such Mortgage Loan in order for the Servicer to properly service or cause the proper servicing of such Mortgage Loan in accordance with the Servicing Agreement, or any missing or defective document required to be included in the Collateral File for a Mortgage Loan, (ii) any breach of a representation or warranty by Seller, or the non- fulfillment of any covenant of Seller, contained in this Agreement, (iii) any improper or inadequate act or omission in connection with the origination or servicing of a Mortgage Loan prior to the Settlement Date, (iv) any Uncovered Loss, (v) Seller’s sale to Purchaser of a Mortgage Loan whose related Mortgaged Property has, as of the Settlement Date, been damaged or is subject to damage (other than de minimis damage) by fire, flood, water, earth movement, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage would adversely affect the value or marketability of such Mortgage Loan or Mortgaged Property or the eligibility of the related Mortgage Loan for the applicable FHA Insurance or the full recovery of insurance or guaranty benefits under the applicable FHA Insurance) and (vi) any Default or Event of Default.

The indemnity obligations of Seller under this Section 3.9 shall survive the Settlement Date. In the event Purchaser terminates the Seller as the holder of the servicing rights related to the Mortgage Loans, Seller shall continue to have full responsibility for any Uncovered Losses arising after the effective date of termination except for any portion of such Uncovered Losses that results from the failure of the successor servicer (or the Servicer if Purchaser retains the Servicer as the successor servicer) to service the related Mortgage Loan in accordance with applicable FHA Regulations, provided, however, that such failure was not a perpetuation of the Seller’s breach or failure hereunder or under the Servicing Agreement.

4.Community Reinvestment Act of 1977. Seller shall take all actions reasonably necessary to ensure that Purchaser is entitled to claim credit as owner of the Mortgage Loans in accordance with the terms of the Community Reinvestment Act of 1977.

5.Notices to Third Parties. Seller shall be responsible for preparing and delivering at its expense, on the Settlement Date, (a) letters notifying HUD as to the change of the mortgagee of record and the transfer of the ownership of the Mortgage Loans to Purchaser and shall confirm such notification with Purchaser and (b) letters in compliance with all applicable laws, rules and regulations notifying each Mortgagor of the change in ownership of the related Mortgage Loan.

1.Relationship with Servicer; Eligibility. Purchaser and Seller acknowledge that Seller is retaining the servicing rights with respect to the Mortgage Loans and Purchaser has retained Seller to service the Mortgage Loans. As a result, Seller hereby retains Servicer as servicer of the Mortgage Loans and Servicer agrees to cause Subservicer to subservice the Mortgage Loans in accordance with the terms of the Servicing Agreement. Seller agrees with Purchaser that:

(a)Seller has provided Purchaser with true, correct and complete copies of the Servicing Agreement, as amended, revised or restated, together will all reports and correspondence related thereto. Seller is not aware of any default by Seller or Servicer under the Servicing Agreement and Seller has not waiver any such default. Seller will not amend, revise or restate the Servicing Agreement or provide any waiver thereunder to Servicer without the prior written consent of Purchaser;
(b)Seller shall cause Servicer and Subservicer to service the Mortgage Loans in strict compliance with the terms of the Servicing Agreement. Seller and Servicer shall direct Subservicer that any and all payments received by Subservicer with respect to any Mortgage Loan shall be held by Subservicer in trust for, and shall be delivered directly to, Purchaser;

(c)Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, Purchaser shall have no responsibility for any principal and interest, corporate, servicing, escrow or maintenance advances. To the extent required by the Servicing Agreement, Seller shall remain fully responsible for funding all such advances and for bearing the risk of recovery thereof. No such advances shall be recoverable from the principal and interest portion of any FHA Insurance;

(d)Seller shall cause Servicer to acknowledge the provisions of this Section 3.12 and shall cause Servicer to execute and deliver to Purchaser a Servicer Notice; and

(e)Seller acknowledges and agrees that Seller, Servicer and Subservicer shall have no right to grant any person any claim, lien, pledge or other interest in the servicing rights relating to the Mortgage Loans or the proceeds of such servicing rights.

2.Agreement to Repurchase; Eligibility. Seller agrees with Purchaser that:

(a)Purchaser’s intention hereunder is the use of its capital to purchase assets that are likely to resolve within two years. In connection therewith, Seller agrees that:

(i)with respect to each Two-Year Mortgage Loan as to which Seller has not met FHA or state foreclosure deadlines (thus enabling the reduction of the FHA Claim Settlement Amount), on the Business Day after such Mortgage Loan becomes a Two-Year Mortgage Loan, (A) Seller shall pay Purchaser an amount equal to ten percent (10.0%) of the then-applicable Repurchase Price with respect to such Two-Year Mortgage Loan and (B) the Mortgage Loan Remittance Rate and the Pass Through Rate shall each be increased by twenty five basis points (.25%) over the respective rates provided in the Commitment Letter; and

(ii)with respect to each Three-Year Mortgage Loan, on the Business Day after such Mortgage Loan becomes a Three-Year Mortgage Loan, (A) Seller shall pay Purchaser an amount equal to twenty five percent (25%) of the then-applicable principal balance or fifteen percent (15%) of the then-applicable principal balance if a ten percent (10%) payment was paid by Seller on a Two-Year Mortgage Loan and (B) notwithstanding anything to the contrary contained in the Commitment Letter, the Mortgage Loan Remittance Rate and the Pass Through Rate shall each be increased to the greater of fifty basis points (.50%) plus the Prime Rate or fifty basis points (.50%) over the respective rate(s) provided in the Commitment Letter.

Any payments required by this Section 3.13(a) shall be paid in accordance with the provisions of Section 3.3(c) hereof.

(b)Seller shall at all times be and remain an eligible seller in accordance with the terms of the Guide, including without limitation meeting the financial requirements set forth therein.

ARTICLE IV
MISCELLANEOUS PROVISIONS
1.Amendment. This Agreement shall not be amended, changed, or modified, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assigns, or otherwise as expressly provided herein.

2.Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF WISCONSIN, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.

3.Arbitration. In the event a dispute arises regarding this Agreement, the parties agree that such dispute shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”). The parties to this Agreement shall initially agree on the arbitrator to hear the dispute. If the parties cannot agree, AAA will appoint an arbitrator for such purpose. The arbitration will proceed in accordance with the Commercial Arbitration Rules of the AAA unless all parties agree to a different procedure. The parties shall share equally in the costs of the arbitration, except that each party shall be responsible for its own attorneys’ fees and costs. Any such arbitration shall be conducted in Milwaukee County, Wisconsin. Any party that fails to submit to binding arbitration following a lawful demand by the other party shall bear all costs and expenses, including reasonably attorneys’ fees (including those incurred in any trial, bankruptcy proceeding or an appeal), incurred by the other party or parties in obtaining a stay of any pending judicial proceeding and compelling arbitration of any dispute. Judgment on any award rendered by arbitration may be entered in any court having jurisdiction thereof. THE PARTIES UNDERSTAND THAT BY THIS AGREEMENT THEY HAVE DECIDED THAT THEIR DISPUTE SHALL BE RESOLVED BY BINDING ARBITRATION RATHER THAN IN COURT, AND ONCE DECIDED BY ARBITRATION NO DISPUTE CAN LATER BE BROUGHT, FILED OR PURSUED IN COURT

4.Notices. All notices, requests, and other communications permitted or required hereunder, other than any permitted electronic transmissions referred to herein or in the Guides, shall be in writing, addressed as provided below, and shall be deemed to have been duly given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided below or if sent by facsimile transmission to the fax numbers set forth below promptly confirmed by first class mail to the addresses set forth below.

If to Purchaser, to:
Guaranty Bank
4000 West Brown Deer Road
Brown Deer, Wisconsin 53209
Attention: Steve Petersen
E-mail: Steve.Petersen@gbmail.com

If to Seller, to:

Stonegate Mortgage Corporation
9190 Priority Way West Drive, Suite 300
Indianapolis, IN 46240
Attention: Mike McElroy and copy to Derek Myers
E-mail: Mike.McElroy@stonegatemtg.com and Derek.Myers@stonegatemtg.com

Any such fax number or address may be changed by giving the other party notice thereof as provided in this Section 4.4.

5.Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and affiliated assigns of each of Seller and Purchaser. This Agreement shall not be assigned by Seller without the prior written consent of Purchaser.

6.Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction, or effect of this Agreement.

7.Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement. A facsimile signature shall be deemed an original for purposes of execution and delivery of this Agreement in the absence of the original ink signature of a party.

8.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.Further Assurances. Seller agrees, upon the reasonable request of Purchaser, to do, execute, acknowledge and deliver or to cause to be done executed, acknowledged and delivered, all such further acts, assignments, transfers and assurances as may be reasonably required to carry out the terms and conditions of this Agreement.

1.Modification of Agreement; Binding Effect; Setoff. Notwithstanding the provisions of Section 4. 1 hereof, Seller agrees that Purchaser has the right to amend the Guide from time to time in its sole and absolute discretion without the consent or agreement of, or signature from, Seller. All updates, amendments and supplements to the Guide and the effective date of such updates, amendments and supplements shall either be: (a) posted on Purchaser’s website, when functional and activated or (b) sent to Seller in writing via e-mail or facsimile. Upon the earlier of posting to Purchaser’s website or Seller’s receipt of a written copy of such amendments, any such amendments shall apply immediately to all new Mortgage Loan applications and any Mortgage Loan applications in Seller’s pipeline for which an interest rate has not been locked. By submitting any Mortgage Loan to Purchaser following such posting or receipt of any such notice, Seller agrees that it shall be deemed to have accepted the amendment described therein. In the event of any conflict between the provisions of this Agreement (other than the Guide) and the Guide, the provisions of the Guide shall control. This Agreement shall bind and inure to the benefit of and be enforceable by the Purchaser and Seller and their respective permitted successors and assigns.

In addition to any rights and remedies of Purchaser provided by law, Purchaser shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and any other property of Seller, at any time held or owing by Purchaser or any affiliate, branch or agency thereof to or for the credit or the account of Seller.

2.Confidentiality. The Parties agree to use the Confidential Information and Non- Public Personal Information, as defined herein, that either Party receives from the other Party in connection with the implementation and management of the terms and conditions of this Agreement. The Parties further agree that each will use reasonable precautions and exercise due care to maintain the confidentiality of the Confidential Information. Each Party agrees to be responsible for any breach of this Section 4.11 that results from the actions or omissions of any of its authorized representatives. Each Party agrees to advise the other Party in writing of any misappropriation or misuse by any person of Confidential Information of which that Party may become aware. The Parties further acknowledge and agree that each will, maintain policies and procedures designed to (i) ensure the security and confidentiality of such Non-Public Personal Information pursuant to all applicable provisions of the Gramm-Leach-Bliley Act, as amended from time to time, (ii) protect against any anticipated threats or hazards to the security or integrity of such Non-Public Personal Information, and (iii) protect against unauthorized access to or use of such Non-Public Personal Information that could result in substantial harm or inconvenience to any borrower. Each Party further agrees that in safeguarding such Non-Public Personal Information from unauthorized use and unauthorized disclosure, each shall use at least the same degree of care as it uses to protect its own confidential or proprietary information of like nature, but in no event less than reasonable care. Notwithstanding the foregoing, a Party may disclose Confidential Information if: (a) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws; (b) any of the Confidential Information is in the public domain other than due to a breach of this covenant or due to a breach of any other confidentiality obligation of which either party had knowledge or (c) in the event of an Event of Default Purchaser determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Mortgage Loans or otherwise to enforce or exercise Purchaser’s rights hereunder. The provisions set forth in this Section 4.11 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunder duly authorized, as of the day and year first above written.

STONEGATE MORTGAGE CORPORATION]

By:	/s/ John Macke
Name: John Macke
Title: EVP, Capital Markets

GUARANTY BANK

By:	/s/ Craig Ahles
Name: Craig Ahles
Title: EVP

Exhibit A - 1
EXHIBIT A
AFFIDAVIT OF LOST NOTE
STATE OF
COUNTY OF

Before me, the undersigned Notary Public, personally came and appeared)      (“Affiant”, a      of     (the “Company”), who, being duly sworn, did depose and swear to the following:

1.	I, , as (title) of (the “Company”), am authorized to make this Affidavit.

2.	The Company is the owner of the following described mortgage note (the “Note”):

Date: Borrower:
Original Principal Amount: Lender:

3.	The Company has not sold, transferred, or assigned the Note to any other person or entity.

4.	The original signed Note has been lost and after a thorough and diligent investigation and search, the Company was not able to locate it.

5.	The Company indemnifies any person or entity for any damages resulting to that person or entity as a consequence of accepting this Affidavit in lieu of the original signed Note.

6.	A true and correct copy of the original Note is attached.

Affiant:

STATE OF: ____________________
COUNTY OF ___________________

Subscribed and sworn to or affirmed before me on this ______ day of ______________, 20____, by _______________________, proved to me on the basis of satisfactory evidence to be the person who appeared before me.

Notary

Notary Public (seal)
Exhibit B - 1
EXHIBIT B

SELLER’S WIRE INSTRUCTIONS - SETTLEMENT FUNDING

Bank:                 Merchants Bank of Indiana, Indianapolis, IN
ABA Routing Number:     074909153
Account Number:         99428
Account Name:         Stonegate Mortgage Corporation
Reference:             Borrower Name - Loan Number

Exhibit C - 1
EXHIBIT C

CONTENTS OF COLLATERAL FILE

With respect to each Mortgage Loan, the related Collateral File shall include each of the following items:

a.The original Mortgage Note (including any riders thereto) endorsed in blank, or a lost note affidavit (from a previous owner/servicer of such Mortgage Loan, if available from such Person, or if not available from such Person, then from Seller in substantially the form attached as Exhibit A);

b.The original Assignment of Mortgage (or, with respect to MERS Loans, the related Mortgage Identification Number) to [blank], which assignment shall be in form and substance acceptable for recording; thereon;

c.Either the original or copy of the Mortgage with evidence of recording

d.Either the originals or copies of all intervening Assignments of Mortgage, showing a complete chain of title from the originator to Seller, with evidence of recording thereon;

e.Originals of each unrecorded assumption, modification, written assurance or substitution agreement, and to the extent that the recordation thereof is necessary to maintain the priority of the related Mortgage lien, either an original or copy thereof with evidence of recording thereon;

f.Original power of attorney, if any;

g.Either an original or copy of the policy of title insurance with respect to the related Mortgaged Property if required by the FHA or, if any such policy is in place; and

h.For each Mortgage Loan with respect to which the related Mortgagor’s name as it appears on the related Mortgage Note does not match such Mortgagor’s name on the Loan Purchase Data File and with respect to which, in accordance with the applicable regulations, the new homeowner was not required to executed an assumption agreement, the related original deed of sale, or a copy thereof, in either case with evidence of recording thereon, along with any other documentation required by the FHA.

Exhibit D - 2
EXHIBIT D
CONTENTS OF SERVICING FILE
With respect to each Mortgage Loan, the related Servicing File shall include each of the following items:

a.A copy of each document in the related Collateral File;

b.If available, the termite report, structural engineer’s report, water potability certification and septic certification on the related Mortgaged Property and improvements thereon;

c.An original policy of mortgagee’s title insurance, or a copy thereof, insuring the related Mortgage and its first rank lien on the related Mortgaged Property;

d.Copy of a survey of the related Mortgaged Property;

e.Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy relating to the related Mortgaged Property, i.e., map or plat, restrictions, easements, sewer agreements, homes association declarations, etc.;

f.Original hazard insurance policy and, if required by law, flood insurance policy relating to the related Mortgaged Property;

g.Mortgage Loan closing statement;

h.Residential loan application;

i.Verification of employment and income (or income only, when self- employed) of the related Mortgagor;

j.Verification of acceptable evidence of source and amount of down payment, if any, with respect to the related Mortgage Loan;

k.Credit report on the related Mortgagor;

l.Residential appraisal report on the related Mortgaged Property;

m.Photograph of the related Mortgaged Property;

n.Executed copies of all required disclosure statements with respect to the related Mortgage Loan;

o.Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination of the related Mortgage Loan, and all other papers and records developed or originated by the Seller, Servicer, Subservicer or others, or which are customarily contained in a mortgage loan file, and required to document or service the related Mortgage Loan;

p.The related sales contract; and

q.Either an original or a copy of the applicable FHA Insurance certificate granted by the FHA or a printout in electronic form of evidence of the applicable FHA Insurance.

Exhibit E - 1
EXHIBIT E
SERVICER NOTICE

Exhibit F - 1

EXHIBIT F
POWER OF ATTORNEY